Exhibit 2.4

DESCRIPTION OF SHARE CAPITAL

The following description of SciSparc Ltd.’s (the “Company”) share capital, American Depositary Shares (“ADSs”), and provisions of articles of association are summaries and do not purport to be complete.

Registration number and purposes of the Company

Our registration number with the Israeli Registrar of Companies is 51-358165-2. Our purpose as set forth in our articles of association is to engage in any lawful activity.

Type and class of securities

Our authorized share capital consists of 3,600,000,000 ordinary shares, of no par value (the “Ordinary Shares”). All of our outstanding Ordinary Shares have been validly issued, are fully paid and non-assessable.

Preemptive rights

Our Ordinary Shares are not redeemable and are not subject to any preemptive right.

Transfer of shares

Our fully paid Ordinary Shares are issued in registered form and may be freely transferred under our articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our Ordinary Shares by non-residents of Israel is not restricted in any way by our articles of association or the laws of the State of Israel, except for ownership by nationals of certain countries that are, or have been, in a state of war with Israel.

Liability to further capital calls

Our board of directors may make, from time to time, such calls as it may deem fit upon shareholders with respect to any sum unpaid with respect to shares held by such shareholders which is not payable at a fixed time. Such shareholder has to pay the amount of every call so made upon him or her.

Election of directors

Under our articles of association, our board of directors must consist of at least three (3) and not more than eight (8) directors, including two external directors appointed as required under the Companies Law. Other than our external directors, our directors are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one third of the total number of directors constituting the entire board of directors. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors is for a term of office that expires on the third annual general meeting following such election or re-election, such that from 2020 and after, at each annual general meeting the term of office only one class of directors will expire. Each director, holds office until the annual general meeting of our shareholders for the year in which his or her term expires and until his or her successor is duly appointed, unless the tenure of such director expires earlier pursuant to the Companies Law upon the occurrence of certain events or unless removed from office by a vote of the holders of at least 65% of the total voting power of our shareholders at a general meeting of our shareholders in accordance with our amended and restated articles of association.

Further, our shareholders approved an approval mechanism similar to a mechanism that exists in the Delaware Generate Corporate Law, which requires an affirmative vote of the board of directors (by 75% of the members) in addition to the approval of our shareholders in order to amend such provisions.

In addition, if a director’s office becomes vacant, the remaining serving directors may continue to act in any manner, provided that the number of the serving directors shall not be less than three (3). If the number of serving Directors is lower than their minimal one, the Board shall not be permitted to act, other than for the purpose of convening a general meeting of the Company’s shareholders for the purpose of appointing additional Directors. For further information on the election and removal of directors see “Item 6. Directors, Senior Management and Employees—C. Board Practices.”

Dividend and liquidation rights

We may declare a dividend to be paid to the holders of our Ordinary Shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited consolidated financial statements, provided that the date of the financial statements is not more than six months prior to the date of the distribution, or we may distribute dividends that do not meet such criteria only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange controls

There are currently no Israeli currency control restrictions on remittances of dividends on our Ordinary Shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of certain countries that are, or have been, in a state of war with Israel.

Shareholder meetings

Under the Companies Law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All general meetings other than the annual meeting of shareholders are referred to in our articles of association as special general meetings. Our board of directors may call special general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special meeting upon the written request of (i) any two of our directors or one-quarter of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Under the Companies Law, one or more shareholders holding at least 1% of the voting rights at the general meeting may request that the board of directors include a matter in the agenda of a general meeting to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our articles of association;

●	appointment or termination of our auditors;

●	appointment of external directors;

●	approval of certain related party transactions;

●	increases or reductions of our authorized share capital;

●	mergers; and

●	the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

Under our articles of association, we are not required to give notice to our registered shareholders pursuant to the Companies Law, unless otherwise required by law. The Companies Law requires that a notice of any annual general meeting or extraordinary general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, or as otherwise required under applicable law, notice must be provided at least 35 days prior to the meeting.

Voting rights

Voting rights

All our Ordinary Shares have identical voting and other rights in all respects.

Quorum requirements

Pursuant to our articles of association, holders of our Ordinary Shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. The quorum required for our general meetings of shareholders consists of at least two shareholders, present in person or by proxy, holding at least fifteen percent (15%) of the voting rights of the Company. A meeting adjourned for lack of a quorum will be adjourned for one day at the same time and place, or to such other day, time or place if such is stated in the notice of the meeting. At the reconvened meeting, if a quorum is not present within an half an hour, any number of shareholders present in person or by proxy will constitute a lawful quorum.

Vote requirements

Our articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our articles of association. Under the Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder and (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if not extraordinary) requires the approval described under “Item 6. Directors, Senior Management and Employees—C. Board Practices—Approval of Related Party Transactions under Israeli Law—Disclosure of Personal Interests of a Controlling Shareholder.” Certain transactions with respect to remuneration of our office holders and directors require further approvals described under “Item 6. Directors, Senior Management and Employees—C. Board Practices— Approval of Related Party Transactions under Israeli Law— Disclosure of Personal Interests of an Office Holder.” Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of the majority of the shareholders voting their shares, other than abstainees, holding at least 75% of the voting rights represented at the meeting, in person, by proxy or by voting deed and voting on the resolution.

Access to corporate records

Under the Companies Law, shareholders are provided access to minutes of our general meetings, our shareholders register and principal shareholders register, our articles of association, our financial statements and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of class rights

Under the Companies Law and our articles of association, the rights attached to any class of shares, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as set forth in our articles of association.

Acquisitions under Israeli law

Full tender offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If a tender offer is not accepted in accordance with the requirements set forth above, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special tender offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of at least 25% of the voting rights in the company. Alternatively, such an acquisition may be approved pursuant to a private placement approved by the company’s shareholders with the purpose of approving the acquisition of 25% or more, or 45% or more of the company’s voting rights. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions.

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. In addition, the board of directors must disclose any personal interest each member of the board of directors has in the offer or stems therefrom.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser and its controlling shareholder, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer or any other person acting on their behalf, including relatives and entities under such person’s control). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, by a majority vote of each party’s shares, and, in the case of the target company, a majority vote of each class of its shares voted on the proposed merger at a shareholders meeting. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors has determined that such a concern exists, it may not approve a proposed merger.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders (as described under “Item 6. Directors, Senior Management and Employees—C. Board Practices—Fiduciary duties and approval of specified related party transactions and compensation under Israeli law—Disclosure of personal interests of a controlling shareholder and approval of transactions”).

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value to the parties to the merger and the consideration offered to the shareholders of the company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Borrowing powers

Pursuant to the Companies Law and our articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our articles of association to be exercised or taken by a certain organ of the Company, including the power to borrow money for company purposes.

Changes in capital

Our articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly adopted by our shareholders at a general meeting. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Transfer agent and registrar

The Bank of New York Mellon, as depositary, register and deliver the ADSs. The Depositary’s office at which the ADSs are administered is located at 101 Barclay Street, New York, New York 10286. Each ADS represent one hundred and forty (140) shares (or a right to receive one hundred and forty (140) shares). Each ADS will also represent any other securities, cash or other property which may be held by the depositary. Our transfer agent is and registrar is Computershare Inc.

American Depositary Shares

A holder of our ADSs (the “Holder”) may hold ADSs either (A) directly (i) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in the Holder’s name, or (ii) by having ADSs registered in the Holder’s name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through the ADS Holder’s broker or other financial institution. If the Holder hold ADSs directly, the Holder is a registered ADS holder, also referred to as an ADS holder. This description assumes the Holder is an ADS holder. If the Holder holds the ADSs indirectly, the Holder must rely on the procedures of the Holder’s broker or other financial institution to assert the rights of ADS holders described in this section. The Holder should consult with his broker or financial institution to find out what those procedures are.

The Direct Registration System, also referred to as DRS, is a system administered by The Depository Trust Company, also referred to DTC, under which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by statements sent by the depositary to the registered holders of uncertificated ADSs.

As an ADS holder, we will not treat the Holder as one of the Company’s shareholders and the Holder will not have shareholder rights. Israeli law governs shareholder rights. The depositary will be the holder of the shares underlying the Holder’s ADSs. As a registered holder of ADSs, the Holder will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

Our articles of association contain a provision that gives the authority to our board of directors (instead of our officers or shareholders at a general meeting, for example) to refer an action to arbitration. However, such arbitration provision is not mandatory and it does not prevent ADS holders or ordinary shareholders from pursuing claims under the United States federal securities laws.

The following is a summary of the material provisions of the deposit agreement. For more complete information, the Holder should read the entire deposit agreement and the form of ADR.

Dividends and Other Distributions

How will the Holder receive dividends and other distributions on the shares?

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. The Holder will receive these distributions in proportion to the number of shares the Holder’s ADSs represent.

Cash.

The depositary will convert any cash dividend or other cash distribution the Company pays on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, the Holder may lose some or all of the value of the distribution.

Shares.

The depositary may distribute additional ADSs representing any shares the Company distributes as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses in connection with that distribution (or ADSs representing those shares).

Rights to purchase additional shares.

If the Company offers holders of the Company’s securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, the Holder will receive no value for them.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on the Holder’s behalf. The depositary will then deposit the shares and deliver ADSs to the persons entitled to them. It will only exercise rights if the Holder pays it the exercise price and any other charges the rights require the Holder to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

Other Distributions.

The depositary will send to ADS holders anything else the Company distributes on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what the Company distributed and distributes the net proceeds, in the same way as it does with cash. Or, it may decide to hold what the Company distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from the Company that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. The Company has no obligation to register ADSs, shares, rights or other securities under the Securities Act. The Company also has no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that the Holder may not receive the distributions the Company makes on the Company’s shares or any value for them if it is illegal or impractical for the Company to make them available to the Holder.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if the Holder or the Holder’s broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names the Holder requests and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

The Holder may surrender his ADSs at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at the Holder’s request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

The Holder may surrender his ADR to the depositary for the purpose of exchanging the Holder’s ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do the Holder vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. Otherwise, the Holder won’t be able to exercise the Holder’s right to vote unless the Holder withdraw the shares. However, the Holder may not know about the meeting enough in advance to withdraw the shares.

The depositary will notify ADS holders of shareholders’ meetings and arrange to deliver the Company’s voting materials to them if the Company asks it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they much reach the depositary by a date set by the depositary.

The depositary will try, as far as practical, subject to the laws of Israel and of the Company’s articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed or as described in the following sentence. If the Company asked the depositary to solicit the Holder’s instructions at least 30 days before the meeting date but the depositary does not receive voting instructions from the Holder by the specified date, it will consider the Holder to have authorized and directed it to give a discretionary proxy to a person designated by the Company to vote the number of deposited securities represented by the Holder’s ADSs. The depositary will give a discretionary proxy in those circumstances to vote on all questions at to be voted upon unless the Company notifies the depositary that:

●	the Company does not wish to receive a discretionary proxy;

●	there is substantial shareholder opposition to the particular question; or

●	the particular question would have an adverse impact on Company’s shareholders.

The Company is required to notify the depositary if one of the conditions specified above exists.

The Company cannot assure the Holder that the Holder will receive the voting materials in time to ensure that the Holder can instruct the depositary to vote the Holder’s shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that the Holder may not be able to exercise the Holder’s right to vote and there may be nothing the Holder can do if the Holder’s shares are not voted as the Holder requested.

In order to give the Holder a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if the Company requests the Depositary to act, the Company agrees to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.